Exhibit 4.4

November 14, 2022

Holder of Warrants to Purchase Common Stock issued in June 2021 (521,739 warrants @$51.75 per share) and in February 2022 (597,826 warrants @$18.00 per share)

Re: Amendment to Existing Warrants

Dear Holder:

Reference is hereby made to the concurrent private placement on or about the date hereof (the “Offering”) by Surgalign Holdings, Inc. (the “Company”) of its securities (collectively, the “Securities”).

This letter confirms that, in consideration for the Holder’s participation in the Offering and purchase of Securities in the Offering (the “Purchase Commitment”), the Company hereby amends, effective as of the closing of the Offering, the Holder’s existing warrants to purchase up to 521,739 shares of Common Stock at an exercise price of $51.75 per share issued in June 2021 and expire in June 2024 and up to 597,826 shares of Common Stock at an exercise price of $18.00 per share issued in February 2022 and expire on February 2027 (collectively, the “Existing Warrants”), by (i) reducing the Exercise Price (as defined therein) of the Existing Warrants to $1.815 per share, and (ii) amending the expiration date of the Existing Warrants to five (5) years following the closing of the Offering (all Existing Warrants are immediately exercisable) (the “Warrant Amendment”). The Warrant Amendment shall be effective upon the closing the Offering and the satisfaction of the other terms and conditions referenced below. This Warrant Amendment amends and restates in its entirety the warrant amendment entered into between the parties on November 13, 2022.

The Warrant Amendment is subject to the consummation of the Offering and the Holder’s satisfaction of the Purchase Commitment. In the event that either (i) the Offering is not consummated, or (ii) the Holder does not satisfy the Purchase Commitment, the Warrant Amendment shall be null and void and the provisions of the Existing Warrants in effect prior to the date hereof shall remain in effect.

Except as expressly set forth herein, the terms and provisions of the Existing Warrants shall remain in full force and effect after the execution of this letter and shall not be in any way changed, modified or superseded except by the terms set forth herein.

From and after the effectiveness of the Warrant Amendment, the Company agrees to promptly deliver to the Holder, upon request, amended Existing Warrants that reflect the Warrant Amendments in exchange for the surrender for cancellation of the Holder’s Existing Warrants to be amended as provided herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SURGALIGN HOLDINGS, INC.

By:
Name:
Title:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: __________________________________

Name of Authorized Signatory: ____________________________________________________

[SIGNATURE PAGE TO WARRANT AMENDMENT AGREEMENT]